Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class B Common Stock, $0.0001 par value per share, of Asset Entities Inc., and that this Agreement be included as an Exhibit to such joint filing.

Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13G, and for the completeness and accuracy of the information concerning him, her, or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he, she, or it knows or has reason to believe that such information is inaccurate.

Dated: February 9, 2024	Asset Entities Holdings, LLC

	By:	/s/ Arshia Sarkhani
	Name:	Arshia Sarkhani
	Title:	Manager

/s/ Arman Sarkhani
Arman Sarkhani

/s/ Arshia Sarkhani
Arshia Sarkhani

/s/ Derek Dunlop
Derek Dunlop

/s/ Jackson Fairbanks
Jackson Fairbanks

/s/ Kyle Fairbanks
Kyle Fairbanks

/s/ Matthew Krueger
Matthew Krueger

/s/ Michael Gaubert
Michael Gaubert